EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
NAMES SHAUN B. HIGGINS CHIEF FINANCIAL OFFICER;
PATRICK J. MANNELLY TO RETIRE

ATLANTA, July 27, 2004 — Coca-Cola Enterprises (“CCE”) announced today that its Board of Directors has elected Shaun B. Higgins, currently senior vice president and chief strategy and planning officer, to the post of chief financial officer, effective August 16, 2004. Mr. Higgins, 54, will succeed Patrick J. Mannelly, who has elected to retire.

Mr.     Higgins has 18 years in the Coca-Cola system and more than 26 years in the soft drink industry. Prior to leading CCE’s corporate strategy and planning function, he was president of CCE’s European Group, president and chief operating officer of Coca-Cola Beverages, Ltd., chief financial officer of Coca-Cola Beverages, and chief financial officer of The Coca-Cola Bottling Company of New York. He was named to his current post in early 2003.

“Shaun Higgins brings extensive strategic, operating, and financial leadership experience to his new position,” said John R. Alm, president and chief executive officer. “In addition to his strategic work, he was instrumental in creating our ongoing success in Europe as the former president of our European Group. We look forward to the benefits of Shaun’s experience and his passion for our business as we continue to move CCE to even higher levels of performance.”

“Coca-Cola Enterprises and its shareowners have benefited greatly from Pat Mannelly’s skill, expertise, and dedication,” Mr. Alm said. “His service as a successful senior operating manager and his leadership as chief financial officer have been invaluable as we have adopted our value-based strategic direction. We wish Pat well in his future endeavors and will miss his talents and judgment.”

Mr.     Mannelly, 49, has served as chief financial officer since 1999. He will continue as a consultant to CCE through the end of 2004 to ensure a seamless transition. “I am proud to have been a part of CCE’s success in strengthening our overall financial structure and operations,” Mr. Mannelly said. “This progress provides me with the opportunity to pursue long-held interests.”

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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